UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2018

LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-38335	98-1386359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(Address of Principal Executive Office)

303-925-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreement.

On March 7, 2018, Sable International Finance Limited (the “Original Borrower”) and Coral-US Co-Borrower LLC (the “Co-Borrower”) as borrowers (together, the “Initial Borrowers”), among others, entered into an Amended and Restated Credit Agreement, which amends and restates the credit agreement originally dated May 16, 2016, as amended and restated as of May 26, 2017, made between, amongst others, the Initial Borrowers, the guarantors named therein (the “Guarantors”), and The Bank of Nova Scotia as administrative agent (as amended and/or restated from time to time, the “Amended and Restated Credit Agreement”). Each of the Initial Borrowers is a wholly-owned indirect subsidiary Cable & Wireless Communications Limited (“C&W”), which is a wholly-owned indirect subsidiary of Liberty Latin America Ltd. (the “Company”).

The Amended and Restated Credit was entered into following the receipt of the consent from the lenders under the $1,875 million term loan facility (the “Additional Term B-4 Facility”) and certain Revolving Credit Lenders pursuant to the previously disclosed Additional Facility Joinder Agreement dated February 7, 2018. For more information regarding the Additional Term B-4 Facility, see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 12, 2018.

The Amended and Restated Credit Agreement provides for the Additional Term B-4 Facility and a $625 million revolving credit facility (the “Class B RCFs”). The final maturity date for Additional Term B-4 Facility is January 31, 2026 and the Additional Term B-4 Facility bears interest at a rate of LIBOR plus 3.25% per annum subject to a LIBOR floor of 0.00%. The Class B RCFs bear interest at a rate of LIBOR plus 3.25% per annum. Interest on each of the facilities accrues daily from and including the day on which the loan is made, but does not accrue on the day on which the loan is paid.

The credit facilities (i) are, or will be, guaranteed on a senior basis by certain subsidiaries of C&W and (ii) are secured by pledges of the capital stock of the Borrowers and certain subsidiaries of C&W.

In addition to mandatory prepayment from disposal proceeds under certain circumstances, not less than 30 business days following the occurrence of a change of control, if the required lenders (as defined in the Amended and Restated Credit Agreement) so require, the administrative agent may cancel the lenders’ commitments and declare the lenders’ outstanding loans immediately due and payable. In addition, if any member of the Borrowers senior secured restricted group incurs indebtedness that is not permitted to be incurred under the Amended and Restated Credit Agreement, an aggregate principal amount of term loans in an amount equal to the net cash proceeds of such indebtedness must be prepaid.

Subject to the borrower’s right to cure, in the event that on the last day of a test period the aggregate of the outstanding revolving credit facilities, letters of credit commitments and swing line commitments exceed an amount greater than 33.33% of the aggregate revolving facility commitments (including commitments in respect of any additional revolving facilities and ancillary facilities), the Consolidated Senior Secured Net Leverage Ratio for that test period shall not exceed 5.00 to 1.00. This financial covenant is for the benefit of the “financial covenant revolving credit commitments” (which includes the Class B RCFs and any other revolving credit commitments designated to have the benefit of such covenant) only.

The Amended and Restated Credit Agreement includes negative covenants that, subject to significant exceptions, restrict the ability of the members of the borrowing group to, among other things: (i) incur or guarantee additional indebtedness; (ii) make certain disposals and acquisitions; (iii) create certain security interests; (iv) make certain restricted payments; (v) make loans and other investments; (vi) merge or consolidate with other entities; and (vii) change the nature of our business.

The Amended and Restated Credit Agreement also requires the Original Borrower to observe certain affirmative covenants, which are subject to materiality and other exceptions. These affirmative covenants include, but are not limited to, covenants related to: (i) obtaining, maintaining and complying with all necessary consents, authorizations and licenses; (ii) complying with applicable laws; (iii) maintaining insurance; and (iv) maintaining and protecting intellectual property rights.

The Amended and Restated Credit Agreement contains certain customary events of default the occurrence of which, subject to certain exceptions and materiality qualifications, would allow the administrative agent (on the instructions of the required lenders) to (among other actions) (i) cancel the total commitments, (ii) accelerate all outstanding loans and terminate their commitments thereunder and/or (iii) declare that all or part of the loans be payable on demand. However, non-compliance with the financial covenant noted above shall not constitute an Event of Default unless and until the required revolving credit lenders direct the administrative agent to take the above mentioned actions.

The foregoing description of the Amended and Restated Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Amended and Restated Credit Agreement (including in the schedules thereto), a copy of which is attached hereto at Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name

10.1	Amended and Restated Credit Agreement, dated March 7, 2018, and entered into between, among others, Sable International Finance Limited, Coral-US Co-Borrower LLC and The Bank of Nova Scotia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY LATIN AMERICA LTD.

By:	/s/ Tom Barrett
Tom Barrett
Vice President

Date: March 13, 2018

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